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                                                                    EXHIBIT 99.1


[GENCORP LOGO]


NEWS RELEASE
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INVESTOR CONTACTS:  YASMIN SEYAL
                    SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                    GENCORP INC.
                    916-351-8585

PRESS CONTACTS:     LINDA BEECH CUTLER
                    VICE PRESIDENT, CORPORATE COMMUNICATIONS
                    GENCORP INC.
                    916-351-8650


FOR IMMEDIATE RELEASE

            GENCORP NAMES KARI VAN GUNDY VICE PRESIDENT AND TREASURER

SACRAMENTO, CALIF., SEPT. 30, 2002 -- GenCorp Inc. (NYSE: GY), announced today that Kari Van Gundy will join the Company as vice president, Treasurer, effective October 1, 2002. She will report to Yasmin Seyal, the Company's senior vice president and CFO.

"Given GenCorp's growth strategy, it is imperative that we have strong, experienced leadership in our Treasury function," said Ms. Seyal. "Kari will play a significant role in oversight of the Company's capital structure planning, banking relationships, cash management, and pension asset investment."

For the last 14 years, Ms. Van Gundy has held senior executive and financial positions with Zenith National Insurance Corp. (NYSE: ZNT), a holding company with assets of approximately $1.5 billion. Most recently, she was senior vice president, eCommerce for Zenith Insurance Company. Prior to that she served as senior vice president, Finance and Treasurer of the CalFarm Insurance Companies, former subsidiaries of Zenith.

Prior to her tenure at Zenith, Ms. Van Gundy was an engagement manager at Coopers and Lybrand. She has also worked as an auditor for the California Office of the Auditor General, and the California State Board of Equalization. She received her Bachelors of Business Administration from Pacific Lutheran University, Tacoma Washington, and is a member of American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

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GenCorp is a global technology-based manufacturer with leading positions in automotive, aerospace and defense, and pharmaceutical fine chemicals industries. For more information, visit the Company's website at www.gencorp.com.

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